Exhibit 15.1

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

True Leaf Showcases Hemp for Pets

at Europe’s Largest Pet Trade Show

Functional pet treats made with hemp to be featured at the 18th Annual Zoomark international trade exhibition, May 6-9, 2019

VERNON, BC – May 6, 2019 – True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced it will showcase the Company’s line of hemp-based treats for dogs and cats at the 18th Annual Zoomark international trade exhibition to be held May 6 to 9, 2019, in Bologna, Italy.

The Company will be exhibiting in the Canadian Pavilion (Booth A50 in Hall 25) at the BolognaFiere exhibition centre from 9:00 am to 6:00 pm during the expo.

True Leaf Founder and CEO Darcy Bomford will highlight the Company’s products which use an innovative formula of active plant-based ingredients – anchored by hemp – to target specific pet health challenges such as calming support, hip and joint function, and the supplementation of omega-3s. The Company’s line of cat products also includes an anti-hairball formula and a functional treat that provides urinary tract support, in addition to cat toys made with hemp and added catnip or valerian.

“True Leaf is excited to be at the Zoomark international trade expedition taking place in the heart of one of the hottest pet markets in Europe – Italy,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “As part of our goal to be the leading global hemp-for-pets brand, we are first-to-market in Europe in this new product category. Our participation in Zoomark is part of True Leaf’s continued focus to educate international buyers on the therapeutic benefits of hemp for pets.”

Zoomark is a bi-annual international exhibition of products and accessories for pets which attracts thousands of pet industry buyers from more than 40 countries. As a top trade event in Europe, it is an opportunity to unveil the latest trends, meet international top players, and develop new business partnerships in Italy and worldwide. The global pet care market is expected to grow to more than $202.6 billion USD by 2025 (Grand View Research, Inc.) and plant-based nutrition, including hemp, is expected to be a key trend driving that growth.

True Leaf products are sold in 1,000 stores across Europe, including Pets Corner UK, Das Futterhaus in Germany, Arcaplanet in Italy, and online at www.trueleafpet.eu.

Interview Opportunities

True Leaf Founder and Chief Executive Officer Darcy Bomford and Dr. Katherine Kramer, DVM, Founding Chair of True Leaf’s Veterinary Advisory Board and passionate advocate for the research and therapeutic use of hemp for animals, are available for media interviews during Zoomark.

To schedule an interview, please email media@trueleaf.com.

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan

Director, Public Relations

Paul@trueleaf.com

O: 604-685-4742

M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)

Director and Corporate Relations

Kevin@trueleaf.com

M: 778-389-9933

Phil Carlson (US)

KCSA Strategic Communications

pcarlson@kcsa.com

O: 212-896-1233

Scott Eckstein (US)

KCSA Strategic Communications

seckstein@kcsa.com

O: 212-896-1210

Follow True Leaf

Twitter: @trueleafpet

Facebook: True Leaf Pet

Instagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.